Exhibit 5.1
OPINION OF WILSON SONSINI GOODRICH & ROSATI
PROFESSIONAL CORPORATION

June 10, 2020

NantHealth, Inc.
9920 Jefferson Boulevard
Culver City, California 90232
Re: Registration Statement on Form S‑8
Ladies and Gentlemen:
We have examined the Registration Statement on Form S-8 (the “Registration Statement”) to be filed by NantHealth, Inc., a Delaware corporation, with the Securities and Exchange Commission on or about the date hereof, in connection with the registration under the Securities Act of 1933, as amended, of an aggregate of 12,000,000 shares of the Company’s common stock, par value $0.0001 per share (the “Shares”) reserved for future issuance pursuant to the NantHealth, Inc. 2016 Equity Incentive Plan, as amended and restated (the “Plan”). As your legal counsel, we have examined the proceedings taken and are familiar with the actions proposed to be taken by you in connection with the issuance and sale of the Shares under the Plan and pursuant to the agreements related thereto.
It is our opinion that the Shares, when issued and sold in the manner referred to in the Plan and pursuant to the agreements that accompany the Plan, will be legally and validly issued, fully paid and nonassessable.
We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement and any amendments thereto.

Very truly yours,

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation
/s/ Wilson Sonsini Goodrich & Rosati, Professional Corporation